Exhibit 4.1

Execution Version

SHAREHOLDERS AGREEMENT

DATED AS OF

OCTOBER 17, 2018

AMONG

OSMOTICA PHARMACEUTICALS PLC

ACP HOLDCO (OFFSHORE), L.P.

ACP III AIV, L.P.

ALTCHEM LIMITED

ORBIT CO-INVEST A-I LLC

ORBIT CO-INVEST 1 LLC

ORBIT CO-INVEST II LLC

ORBIT CO-INVEST III LLC

AND

THE MANAGEMENT SHAREHOLDERS IDENTIFIED HEREIN

-i-

-ii-

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of October 17, 2018, is entered into by and among Osmotica Pharmaceuticals plc, a public limited company incorporated under the laws of Ireland with registration number 607944 and registered office at 25-28 North Wall Quay, Dublin 1, Ireland (together with its successors, the “Company”), ACP Holdco (Offshore), L.P., a Bermuda exempted limited partnership (“ACP Offshore”), ACP III AIV, L.P., a Bermuda exempted limited partnership (the “VCOC”, and together with ACP Offshore, the “Avista Shareholder”), Altchem Limited (the “Altchem Shareholder”), and each of Altchem, on the one hand, and the Avista Shareholder, collectively, on the other hand, a “Sponsor”), Orbit Co-Invest A-I LLC, a Delaware LLC (“Orbit A-1”), Orbit Co-Invest I LLC, a Delaware LLC (“Orbit 1”) and Orbit Co-Invest III, LLC (“Orbit 3”, and together with Orbit A-1 and Orbit 1, the “Co-Invest Vehicles”), the shareholders listed on Annex A hereto as Management Shareholders, and the Persons who on becoming shareholders of the Company execute and deliver a Joinder Agreement, substantially as set forth on Annex A hereto (a “Joinder Agreement”) (each of the foregoing a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, the Company was formed pursuant to the Irish Companies Act 2014 on July 13, 2017;

WHEREAS, in connection with the contemplated initial public offering (the “Offering”) of the Company’s Ordinary Shares (as defined below), the board of directors of the Company (the “Board”) has approved this Agreement at a meeting of the Board on August 14, 2018;

WHEREAS, this Agreement shall be effective upon the consummation of the IPO (as defined below) (the “Effective Time”);

WHEREAS, Schedule A hereto sets forth the names of and the number of Equity Securities owned by each Shareholder as of the date hereof, and the Company shall update Schedule A from time to time to reflect any issuances or Transfers of Equity Securities;

WHEREAS, the parties believe that it is in the best interests of the Company and the Shareholders to set forth herein their agreements on certain matters relating to the governance of the Company and the rights and obligations of the Shareholders; and

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.   Definitions.

(a)        The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, Controls such first Person or is Controlled by said Person or is under common Control with said

Person; provided, that no Shareholder shall be deemed an Affiliate of any other Shareholder solely by reason of an investment in, or holding Equity Securities of, the Company.

“Altchem Co-Invest Vehicles” means Orbit A-I LLC (to the extent that it remains Controlled by the Altchem Shareholder or one of its Controlled Affiliates) or any other co-investment vehicle controlled by the Altchem Shareholder or one of its Controlled Affiliates and that holds Equity Securities from and after the Effective Date, collectively referred to as “Altchem Co-Invest Vehicles”; provided, that the Altchem Shareholder and its Permitted Transferees shall in no event be deemed to be an Altchem Co-Invest Vehicle.

“Avista Co-Invest Vehicle” means any of Orbit 1, Orbit 3 and any other co-investment vehicle controlled by the Avista Shareholder or one of its controlled Affiliates and that holds Equity Securities from or after the Effective Date, collectively referred to as “Avista Co-Invest Vehicles”; provided, that the Avista Shareholder and their Permitted Transferees shall in no event be deemed to be an Avista Co-Invest Vehicle.

“Business” means, from time to time, the marketing, distribution, manufacturing or sale of branded and generic pharmaceutical products of the Company and/or of Subsidiaries of the Company at such time or which products have been presented to the Board or board of directors of the Subsidiaries of the Company for future marketing, distribution, manufacturing or sale at prior to such time; provided, that “Business” includes any business that develops or commercializes osmotic-based drug delivery technology in the United States or Canada.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York and Dublin, Ireland are authorized or required by applicable law to close.

“Company Competitor” means (a) any Person that is reasonably determined by the Board to be a competitor of the Company or any of its Subsidiaries in any material respect and (b) any Affiliate of any such Person specified in clause (a).  For purposes hereof, without limiting the foregoing, any Person with, or whose Affiliate has, substantial operations in the Business shall be presumed to be a Company Competitor unless the Board otherwise determines; provided,  however, that for purposes of this Agreement, no private equity fund, including the Sponsors (or any of their respective Affiliates), shall be deemed a Company Competitor solely due to its direct or indirect investment in a portfolio company of such Person where such portfolio company would be deemed a Company Competitor.

“Constitution” means the constitution of the Company, as the same may be amended from time to time, a copy of which is attached as Exhibit B hereto, as the same may be amended from time to time as permitted hereunder.

“Control,” “Controlled” and “Controlling” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Equity Securities’’ means, without duplication, (i) the Ordinary Shares, and (ii) any other securities convertible into or exchangeable or exercisable for, or options, warrants or other rights to acquire, Ordinary Shares, or any other equity or equity-linked security issued by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Family Member” means, with respect to any Person who is an individual, any spouse (or partner by civil union or registered domestic partnership), lineal descendants (including adoptive relationships), or siblings.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means any federal, state, local or foreign governmental authority, department, commission, board, bureau, agency, court, instrumentality or judicial or regulatory body or entity.

“Incentive Plan” means the Company’s 2018 Equity Incentive Plan, as the same may be amended, modified or supplemented.

“IPO” means the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act).

“Management Affiliated Entity” means, as to any Management Person, (i) any vehicle or entity (excluding a Co-Invest Vehicle) that holds Equity Securities on behalf or for the direct or indirect benefit of such Management Person or their Permitted Transferee, and (ii) any Shareholder that would be or qualify as a Permitted Transferee of such Person if such Person was a Shareholder.

“Management Person” means any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries that holds Equity Securities of the Company, either directly or indirectly through a Management Affiliated Entity or a Co-Invest Vehicle.

“Management Shareholders” means (a) the shareholders listed on Annex A hereto and (b) any Shareholder in its capacity as (i) a Management Person, (ii) a Management Affiliated Entity, or (iii) any Permitted Transferee of (i) or (ii).

“Option” means an option to purchase Ordinary Shares granted pursuant to the Incentive Plan.

“Ordinary Shares” means the ordinary shares of $0.01 each in the capital of the Company, with such rights and preferences as set forth in the Constitution.

“Permitted Transferee” means, (a) with respect to any Management Person, (i) any executor, administrator or testamentary trustee of such Management Person’s estate if such Management Person dies, (ii) any Family Member receiving Equity Securities of such Management Person by will, intestacy laws or the laws of descent or survivorship, (iii) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Management Person or one or more Family Members of such Management Person or (iv) any investment vehicle which is 100% wholly owned by a Management Person, one or more Family Members of such Management Person, or a trust described in clause (iii) above, (b) with respect to any Management Affiliated Entity, the employee, officer, director or consultant of the Company or any of its Subsidiaries that qualifies such Shareholder as a Management Affiliated

Entity, (c) with respect to the Altchem Shareholder or its Permitted Transferees, (i) as to any individual owner of the Altchem Shareholder or such Permitted Transferee, the Persons described in clause (a)(i) through (iv) of this definition, mutatis mutandis;  provided,  that, any such Permitted Transferee of the Altchem Shareholder pursuant to this subsection (i) shall hold Equity Securities in the Company indirectly through the Altchem Shareholder or through a vehicle Controlled by the Altchem Shareholder; and (ii) any Affiliate of the Altchem Shareholder or such Permitted Transferees, (d) with respect to the Avista Shareholder or its Permitted Transferees, an investment fund that is a parallel fund (but not a successor fund) or alternative investment vehicle of the Avista Shareholder with the same or Affiliated general partner as the Avista Shareholder or a direct or indirect wholly-owned Subsidiary of the Avista Shareholder or such parallel fund or alternate investment vehicle, (e) with respect to the Avista Co-Invest Vehicles, the Avista Shareholder, its Permitted Transferees and any other Avista Co-Invest Vehicle, (f) with respect to the members of the Avista Co-Invest Vehicles, (i) any Affiliate of such member other than a Company Competitor; (ii) the Avista Shareholder; and (iii) any current or prospective limited partners of the Avista Shareholder or of other investment funds managed by the Avista Shareholder or any of its Affiliates; provided, that, any such Permitted Transferee of the members of the Avista Co-Invest Vehicles pursuant to this clause (f) shall hold Equity Securities in the Company indirectly through the Avista Shareholder or through a vehicle Controlled by the Avista Shareholder (except in the case that the Avista Shareholder is the Permitted Transferee, in which case it shall be permitted to hold Equity Securities in the Company directly), and (g) with respect to the Altchem Co- Invest Vehicle, the Altchem Shareholder and its Permitted Transferees and any other Altchem Co-Invest Vehicle; provided, however, that no “portfolio company” (as such term is customarily used among institutional investors) of the Avista Shareholder or any entity Controlled by any portfolio company of the Avista Shareholder shall constitute a Permitted Transferee of the Avista Shareholder, an Avista Co-Invest Vehicle, or the members of an Avista Co-Invest Vehicle; provided,  further, however, that in no event shall (A) the Company or any of its Subsidiaries, or (B) any Company Competitor (whether or not an Affiliate of the transferring Shareholder), constitute a “Permitted Transferee”.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Governmental Authority and, where the context so permits, the legal representatives, successors in interest and permitted assigns of such Person.

“Proceeding” means an investigation, action, suit, arbitration or other proceeding, whether civil or criminal.

“Proportion” means the percentage derived by dividing the amount of Ordinary Shares to be transferred by any Sponsor or its Affiliates, by the total amount of Ordinary Shares held by all of the Sponsors and their Affiliates before such proposed Transfer.

“Public Offering” means an underwritten public offering of Ordinary Shares pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means at any time, any equity securities (other than non-participating, non-convertible preferred share) of the Company held by any other Shareholders;

provided, that Registrable Securities shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration, (ii) which have been sold or are eligible to be sold or distributed pursuant to Rule 144 or Rule 145 without limitation, (iii) which have been registered for resale pursuant to an effective Registration Statement on a Form S-8 (or any successor or similar form), or (iv) which represent less than 1% of the outstanding Ordinary Shares of the Company.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters to be provided pursuant to Section 4.05(h) hereof), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) fees and out-of-pocket expenses of one counsel for each of the Sponsors (including the reasonable fees and expenses of one counsel collectively for the Avista Co-Invest Vehicles and one counsel for the Altchem Co-Invest Vehicle), and any other “local” counsel required to render legal opinions on behalf of any such Sponsor, (ix) fees and expenses in connection with any review of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter” required to participate in any offering, including reasonable fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies, and (xv) all other reasonable costs and expenses incurred by the Company or its officers in connection with their compliance with Section 4.01 and Section 4.12 hereof.

“Registration Statement” shall mean any registration statement of the Company, under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Requisite Consent” means the prior written consent of each of the Sponsors, for so long as such Sponsor holds at least ten (10%) of the shares of Ordinary Shares then outstanding.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“Rule 145” means Rule 145 (or any successor provision) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

“Transfer” means, with respect to any Equity Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Equity Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Agreement	Preamble
Altchem Shareholder	Preamble
Altchem Designees	Section 2.01(a)
Altchem DIK	Section 3.01(b)
Avista	Preamble
Avista Designees	Section 2.01(a)
Avista DIK	Section 3.01(a)
Avista Shareholder	Preamble
Board	Recitals
Company	Preamble
Confidential Information	Section 6.01
Confidentiality Affiliates	Section 6.01
Coordination Committee	Section 3.02(a)
Damages	Section 4.06
Demand Maximum Offering Size	Section 4.01(d)
Demand Registration	Section 4.01(a)
Determination Time	Section 3.03(a)
Effective Time	Recitals
Indemnified Party	Section 4.08

TERM	SECTION
Indemnifying Party	Section 4.08
Indemnity Obligations	Section 2.05
Inspectors	Section 4.05(g)
IPO Lock-Up Period	Section 4.04(a)
Joinder Agreement	Preamble
LuxCo	Section 5.02
Offering	Recitals
Piggyback Maximum Offering Size	Section 4.02(b)
Piggyback Registration	Section 4.02(a)
Records	Section 4.05(g)
Registering Shareholders	Section 4.01(a)(i)
Relative Ownership Percentage	Section 3.03(a)
Requesting Shareholders	Section 4.01(a)
Shelf Registration	Section 4.03(a)
Shelf Request	Section 4.03(a)
Shareholder	Preamble
Shareholders	Preamble
Sponsor Designees	Section 2.01(a)(ii)
Sponsor Parties	Section 2.05
Sponsors	Preamble
Underwritten Shelf Take-down	Section 4.03(b)
Unrestricted Securities	Section 3.03(a)
Unwinding Event	Section 3.04(b)
Withdrawing Holders	Section 4.04(c)

(c)        Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time.  When calculating the period before which, within which or after which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non- Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to “$” means U.S. dollars.

Annexes/Exhibits/Schedules.  The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein”  “hereinafter”  hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Other.  The words “include” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to” “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been provided to the party to whom such information or material is to be provided.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.01.   Composition of the Board.

(a)        Subject to the applicable law, the Avista Shareholder, shall have the right to nominate two directors to the Board of the Company (the “Avista Designees”).

(b)        Subject to the applicable law, the Altchem Shareholder shall have the right to nominate two directors for appointment to the Board of the Company (the “Altchem Designees” and, together with the Avista Designees, the “Sponsor Designees”).

(c)        (i) In the event that any Sponsor (and its Affiliates) ceases to beneficially own Ordinary Shares that equal at least twenty percent (20%) of the Ordinary Shares then outstanding, such Sponsor shall no longer have the right to nominate for appointment two Sponsor Designees and shall have the right to nominate for appointment only one Sponsor Designee, and (ii) in the event that any Sponsor (and its Affiliates) cease to beneficially own Ordinary Shares that equal at least ten percent (10%) of the Ordinary Shares then outstanding, such Sponsor shall no longer have the right to nominate any Sponsor Designees.

(d)        The Company shall use all reasonable efforts to facilitate the appointment of the Sponsor Designees pursuant to this Section 2.01 to be elected as members of the Board, and to permit the Sponsors to remove, replace or change their Sponsor Designees from time to time and fill vacancies created by reason of death, removal or resignation of such Sponsor Designees, including by calling a general or special meeting of shareholders of the Company for the purpose of voting on any appointment, removal, replacement or change.

(e)        Until such time as any of the Sponsors (together with its Affiliates) individually ceases beneficially to own Ordinary Shares that equal at least ten percent (10%) of the Ordinary Shares then outstanding, each Sponsor and each Co-Invest Vehicle shall, at any time it is then entitled to vote for the election of directors to the Board, vote all of its Equity Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Shareholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

(f)        The Company shall reimburse each Sponsor Designee for all reasonable out-of-pocket expenses incurred in connection with the attendance by such Sponsor Designee at meetings of the Board or any committee thereof, including, without limitation, travel, lodging and meal expenses.

Section 2.02.   Additional Provisions.

(a)        Subject to the confidentiality obligations of Shareholders pursuant to Section 6.01 of this Agreement and to the fiduciary duties of each of the Sponsor Designees, the Company agrees and acknowledges that the Sponsor Designees may share confidential, non-public information about the Company with the Sponsors.

(b)        (i)        The Company covenants and agrees to, until such time as such Sponsor ceases to beneficially own Ordinary Shares that equal less than ten percent (10%) of the outstanding Ordinary Shares, (i) deliver to each of the Sponsors with reasonable promptness, such information and data, including, but not limited to, any information necessary to assist each of the Sponsors in preserving its qualification as a “venture capital operating company” as defined in the regulations promulgated under the Employment Retirement Income Security Act of 1974 by the United States Department of Labor, with respect of the Company and each of its subsidiaries from time to time may be reasonably requested by such Sponsor and (ii) cause its and its Subsidiaries’ officers, directors, employees, auditors and other agents to (a) afford the officers, employees, auditors and other agents of such Sponsor, during normal business hours and upon reasonable notice, reasonable access and consultation rights at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Sponsor the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as each such Sponsor may reasonably request.

(c)        At the Effective Time, the limited partnership agreement of LuxCo, as in effect immediately prior to the Effective Time, shall be amended and restated to reflect a wholly-owned subsidiary of the Company and substantially in the form attached hereto as Exhibit C.

Section 2.03.   Exculpation.

(a)        Without limiting the scope or application of Section 2.04 and to the full extent permitted by applicable law, no Indemnified Party (as defined below) shall be liable, in damages or otherwise, to the Company, the Shareholders or any of their Affiliates for any act or omission performed or omitted by any of them in good faith (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except with respect to (i) any act taken by such Indemnified Party purporting to bind the Company that such Indemnified Party did not reasonably believe to have been taken in accordance with this

Agreement (or authorized by the Board), or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct.

(b)        The provisions of this Agreement, to the extent that they restrict, modify or eliminate the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party, to the maximum extent permitted by applicable law.

Section 2.04.   Indemnification.

(a)        To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against (i) each director of the Company and (ii) each officer of the Company, and their respective Affiliates, officers, directors, employees, shareholders, partners, managers and members (each, an “Indemnified Party”), each of which shall be a third-party beneficiary of this Agreement solely for purposes of this Section 2.04 and Section 2.05), from and against any loss or damage incurred by such Indemnified Party, for any act or omission taken or suffered by such Indemnified Party in good faith (including any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Board or the Company’s business, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to (i) any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct.

(b)        The satisfaction of any indemnification obligation pursuant to Section 2.04(a) shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, the Board and their respective officers or employees are entitled to indemnification) and no Shareholder, in such capacity, shall be subject to personal liability therefor.

(c)        Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that such Indemnified Party is not entitled to be indemnified hereunder.

(d)        The Company may purchase and maintain insurance, on behalf of all Indemnified Parties and other Persons against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such Person against such liabilities under the provisions of this Agreement.

(e)        Promptly after receipt by an Indemnified Party of notice of the commencement of any Proceeding, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such Proceeding; provided,  however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 2.04, except to the extent that the Company is actually prejudiced by such failure to give notice.  In case any such Proceeding is brought against an Indemnified Party (other than a derivative suit in right of the Company or the Board), the Company will be entitled to participate in and to assume the defense thereof to the extent that the Company may wish, with counsel reasonably satisfactory to such Indemnified Party.  After notice from the Company to such Indemnified Party of the Company’s election to assume the defense of such Proceeding, the Company will not be liable for expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  The Company will not consent to entry of any judgment or enter into any settlement of such Proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect of such Proceeding and the related claim.

(f)        The right to indemnification and the advancement of expenses conferred in this Section 2.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, vote of the Board or otherwise.  The rights conferred upon any Indemnified Party in Section 2.03 and Section 2.04 shall be contract rights that vest upon the occurrence or alleged occurrence of any act or omission giving rise to any Proceeding or threatened Proceeding and such rights shall continue as to any Indemnified Party who has ceased to be a director or officer and shall inure to the benefit of such Indemnified Party’s heirs, executors and administrators.  Any amendment, alteration or repeal of Section 2.03 and Section 2.04 that adversely affects any right of any Indemnified Party or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 2.05.   Primary Obligation.  With respect to any Indemnified Party who is employed, retained or otherwise associated with, or appointed or nominated by, the Board, any Sponsor or any of their respective Affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Board, the Company or any of its Subsidiaries, the Company or its Subsidiaries shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Party acting in such capacity or capacities on behalf or at the request of the Board, the Company or any of their respective Subsidiaries, in such capacity, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise.  Notwithstanding the fact that such Sponsors or any of its Affiliates, other than the Company (such Persons, together with its and their heirs, successors and assigns, the “Sponsor Parties”), may have concurrent liability to an Indemnified Party with respect to the Indemnity Obligations, the Company hereby agrees that in no event shall the Company or any of their respective Subsidiaries have any right or claim against any of the Sponsor Parties for contribution or have rights of subrogation against any Sponsor Parties through an Indemnified Party for any payment made by the Company or any of its Subsidiaries with respect to any Indemnity Obligation.  In addition, the Company hereby agrees that in the event that any Sponsor Parties pay or advance to an Indemnified Party any amount with respect to an Indemnity

Obligation, the Company will, or will cause its Subsidiaries to, as applicable, promptly reimburse such Sponsor Parties for such payment or advance upon request.

ARTICLE 3

TRANSFERS AND RESTRICTIONS ON TRANSFER

Section 3.01.   Co-Invest Vehicle Participation; Aggregation of Interests.

(a)        Notwithstanding anything in this Agreement to the contrary, in connection with any Transfer of Equity Securities by the Avista Shareholder or its Permitted Transferees (including under Section 4.01,  Section 4.02 or Section 4.03), such Transfers shall (and the Avista Shareholder shall cause such Transfer to) include a number of Equity Securities held by each of the Avista Co-Invest Vehicles equal to Avista’s Proportion multiplied by the number of Equity Securities held by such Avista Co-Invest Vehicle as of immediately prior to such Transfer, and any and all references to Transfers by the Avista Shareholder or Sponsor (as such term relates to or refers to the Avista Shareholder) shall be deemed to refer to both the Avista Shareholder and the Avista Co-Invest Vehicles; provided, that this Section 3.01(a) shall not apply to Transfers by the Avista Shareholder to its Permitted Transferees or a “distribution-in-kind” made by an Avista Shareholder or its partners or members (an “Avista DIK”).

(b)        Notwithstanding anything in this Agreement to the contrary, in connection with any Transfer of Equity Securities by the Altchem Shareholder or its Permitted Transferees (including under Section 4.01,  Section 4.02 or Section 4.03), such Transfers shall (and the Altchem Shareholder shall cause such Transfer to) include a number of Equity Securities held by each of the Altchem Co-Invest Vehicles equal to Altchem’s Proportion multiplied by the number of Equity Securities held by such Altchem Co-Invest Vehicle as of immediately prior to such Transfer, and any and all references to Transfers by the Altchem Shareholder or Sponsor (as such term relates to or refers to the Altchem Shareholder) shall be deemed to refer to both the Altchem Shareholder and the Altchem Co-Invest Vehicles; provided, that this Section 3.01(b) shall not apply to Transfers by the Altchem Shareholder to its Permitted Transferees or a “distribution-in-kind” made by an Altchem Shareholder or its partners or members (an “Altchem DIK”).

(c)        All Equity Securities held by a Shareholder and its Permitted Transferees shall be aggregated together for purposes of determining the availability of any rights under this Agreement (and for the avoidance of doubt, Permitted Transferees will be subject to the restrictions and obligations under this Agreement, and the applicable Shareholder shall (without limiting any liability a Permitted Transferee may have) be responsible for its Permitted Transferees’ compliance therewith).  In addition, other than for purposes of Section 3.01, (i) Equity Securities held by the Avista Co-Invest Vehicles shall be attributed or aggregated together for purposes of determining the rights and obligations of the Avista Shareholders and any such Equity Securities held by the Avista Co-Invest Vehicles shall be included in the numerator or denominator for purposes of determining the rights or obligations of the Avista Shareholder, and (ii) Equity Securities held by the Altchem Co-Invest Vehicles shall be attributed or aggregated together for purposes of determining the rights and obligations of the Altchem Shareholder and any such Equity Securities held by the Altchem Co-Invest Vehicles shall be included in the numerator or denominator for purposes of determining the rights or obligations of the Altchem Shareholder.

Section 3.02.   General Restrictions on Transfer.

(a)        Each Shareholder understands and agrees that the Equity Securities held by it have not been registered under the Securities Act and are restricted securities under the Securities Act.  No Shareholder shall Transfer any Equity Securities (or solicit any offers in respect of any Transfer of any Equity Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws and any restrictions on Transfer contained in this Agreement or any other provisions set forth in any other agreements or instruments pursuant to which such Equity Securities were issued.

(b)        Following the IPO, the Sponsors shall create a coordination committee (the “Coordination Committee”), which shall not be a committee of the Board, and will maintain such committee until the earlier of (i) the first anniversary of the IPO or (ii) until such time as the Sponsors have consummated a first registered secondary sale after the IPO of any of their respective Registrable Securities.  During the one (1) year period following the IPO, the Coordination Committee shall facilitate coordination of dispositions by the Sponsors of any Equity Securities held by the Sponsors, and any Sponsor wishing to Transfer any Equity Securities during such period shall consult with and obtain the approval of the Coordination Committee prior to taking such action or entering into any definitive agreement with respect to such action; provided,  however, that the foregoing shall not apply to an Avista DIK or an Altchem DIK.  Each Sponsor shall be permitted to designate one representative (who may, but need not, be a director of the Company) to participate on the Coordination Committee, and shall be permitted to remove and replace such designee from time to time.  The procedures governing the conduct of the Coordination Committee shall be established from time to time by consent of the Sponsors; provided, that such procedures shall not discriminate against any particular designee or designees in any material way.  For the avoidance of doubt, for the purposes of this Section 3.02(b), references to Sponsors shall include their respective Permitted Transferees.

Section 3.03.   Restrictions on Transfer by Management Shareholders.  Notwithstanding anything in this Agreement to the contrary:

(a)        Following the IPO, until such time as the Sponsors have Transferred at least 50% of the Equity Securities owned by the Sponsors immediately prior to the IPO, no Management Shareholder shall Transfer any Equity Securities (other than to Permitted Transferees pursuant to Section 3.04 or with the Requisite Consent) to the extent that such Transfer would result in the Relative Ownership Percentage (as defined below) of such Management Shareholder immediately following the effective time of such Transfer (the “Determination Time”) being less than the Relative Ownership Percentage of the Sponsors immediately following the Determination Time.  For purposes of this Section 3.03(a), “Relative Ownership Percentage”  means:

with respect to a Management Shareholder, a fraction (expressed as a percentage), (A) the numerator of which is the number of Equity Securities other than unvested options to purchase Ordinary Shares (“Unrestricted Securities”) owned by such Management Shareholder immediately following the Determination Time, and (B) the denominator of which is the sum of (x) the number of Unrestricted Securities owned by such Management Shareholder immediately following the IPO and (y) the number of Equity Securities owned by such Management Shareholder that were not Unrestricted

Securities immediately following the IPO but that have subsequently become Unrestricted Securities; and

with respect to the Sponsors and each of their respective Co-Invest Vehicles, a fraction (expressed as a percentage), (A) the numerator of which is the aggregate number of Equity Securities owned by the Sponsors and the Co-Invest Vehicles immediately following the Determination Time and (B) the denominator of which is the aggregate number of Equity Securities owned by the Sponsors and the Co-Invest Vehicles immediately following the IPO.

(b)        Any attempt by a Management Shareholder to Transfer any Equity Securities not in compliance with this Section 3.03 shall be null and void and have no force or effect, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s share records to such attempted Transfer.  The parties hereto acknowledge that the transfer restrictions contained herein are reasonable and in the best interests of the Company.

Section 3.04.   Management Permitted Transferees.

(a)        Subject to Section 3.01, any Management Shareholder may at any time Transfer any or all of its Equity Securities to a Permitted Transferee without the consent of any Person and without compliance with Section 3.03, so long as such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a Joinder Agreement.  Such Management Shareholder must give prior written notice to the Company of any proposed Transfer to a Permitted Transferee, including the identity of such proposed Permitted Transferee and such other documentation reasonably requested by the Company, to ensure compliance with the terms of this Agreement.

(b)        If, while a Permitted Transferee holds any Equity Securities, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferring Management Shareholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferring Management Shareholder received such shares (an “Unwinding Event”), then:

(i)    The relevant initial transferor Management Shareholder shall forthwith notify the other Shareholders and the Company of the pending occurrence of such Unwinding Event; and

(ii)    immediately following such Unwinding Event, without limiting any other rights or remedies, such initial transferor Management Shareholder shall take all actions necessary to effect a Transfer of all the Equity Securities held by the relevant Affiliate either back to such Management Shareholder or, pursuant to this Section 3.04, to another Person that qualifies as an Affiliate of such initial transferring Management Shareholder.

ARTICLE 4

REGISTRATION RIGHTS

Section 4.01.   Demand Registration.

(a)        At any time after the six month anniversary of the consummation by the Company of the IPO, if the Company shall receive a written request from either or both Sponsors holding outstanding Registrable Securities for itself and its respective Co-Invest Vehicles (such requesting Persons, the “Requesting Shareholders”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Shareholders’ Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least ten (10) days prior to the anticipated filing date of the Registration Statement relating to such Demand Registration to the other Sponsor, if applicable, and any other Shareholder that holds Registrable Securities, and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(i)    all Registrable Securities for which the Requesting Shareholders have requested registration under this Section 4.01, and

(ii)    subject to the restrictions set forth in Section 4.01(d), all other Registrable Securities that any other Shareholders that hold Registrable Securities (all such Shareholders, together with the Requesting Shareholders, the “Registering Shareholders”) have requested the Company to register by request received by the Company within five (5) Business Days after any non-initiating Sponsor received the Company’s notice of the Demand Registration, or any other Shareholder pursuant to and in accordance with Section 4.02, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that no Person may participate in any Registration Statement pursuant to this Section 4.01(a) unless such Person agrees to sell their Registrable Securities to the underwriters selected as provided in Section 4.05(f) on the same terms and conditions as apply to the Requesting Shareholders; provided,  further, that no such Registering Shareholders shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws by such Registering Shareholders as may be reasonably requested; provided,  further, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto; provided,  further, that such liability will be limited to the net proceeds received by such Person from the sale of his, her or its Registrable Securities pursuant to such registration; provided,  further,  that, notwithstanding anything to the contrary herein, the number of Registrable Securities that a Shareholder may request to include in a Demand Registration (including pursuant to Section 4.02) cannot exceed the number of Registrable Securities, determined by multiplying the aggregate number of Registrable Securities held by such Shareholder by a fraction, the numerator of which is the number of Registrable Securities that the Requesting Shareholder proposes to sell in such Demand Registration and the denominator of which is the total number of Registrable Securities held by such Requesting Shareholder prior to such Demand Registration, and provided,  further, that the Company shall not be obligated to effect a Demand Registration unless the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be included by all Registering Shareholders in such Demand Registration are at least $25,000,000.

(b)        At any time prior to the effective date of the Registration Statement relating to such registration, a majority of the Requesting Shareholders (measured by the number of Registrable Securities proposed to be sold by all Requesting Shareholders and not by the number of Requesting Shareholders) may revoke such request without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request.  The decision as to whether to consummate and as to the terms of any Demand Registration shall be made by a majority of the Requesting Shareholders (measured by the number of Registrable Securities proposed to be sold by all Requesting Shareholders and not by the number of Requesting Shareholders) in their sole and absolute discretion.

(c)        The Company shall be liable for and pay all Registration Expenses in connection with each Demand Registration, regardless of whether such Registration is effected; provided that holders of Registrable Securities shall pay all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of their respective Registrable Securities, but fees and disbursements of their respective counsel shall be borne and paid by the Company as a Registration Expense.

(d)        If a Demand Registration involves a Public Offering and the managing underwriter advises the Company and the Requesting Shareholders that, in its view, the number of Registrable Securities that the Registering Shareholders and the Company propose to include in such registration exceeds the largest number of Registrable Securities that can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold (the “Demand Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Demand Maximum Offering Size:

(i)    first, all Registrable Securities requested to be registered by the Registering Shareholders (the Registrable Securities in this clause (i) allocated, if necessary for the offering not to exceed the Demand Maximum Offering Size, pro rata among the Requesting Shareholders and the other holders of Registrable Securities on the basis of the relative number of Registrable Securities so requested to be included in such registration by each); and

(ii)    second, all Registrable Securities proposed to be registered by the Company.

(e)        The Company may defer the filing (but not the preparation) of a Registration Statement, or suspend the continued use of a Registration Statement, required by Section 4.01 for a period of up to sixty (60) days after the request to file a Registration Statement if at the time the Company receives the request to register Registrable Securities, the Company or any of its Subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such Registration Statement (but would not be required if such Registration Statement were not filed), and the Board determines in good faith, after consultation with external legal counsel, that such disclosure would have a material adverse effect on the Company or its business or on the Company’s ability to effect a proposed material acquisition, disposition, financing, reorganization, recapitalization or similar transaction.  A deferral of the filing of a Registration Statement, or the suspension of the continued use of a Registration Statement, pursuant to this Section 4.01(e), shall be promptly lifted, and the requested Registration Statement shall be filed as expeditiously as possible, in the case of a deferral, if the negotiations or other activities are disclosed or terminated.  In order to defer the filing of a Registration Statement, or suspend the continued use of a Registration Statement, pursuant to this Section 4.01(e), the Company shall promptly (but in any event within five (5) days), upon determining to seek such deferral or suspension, deliver to each Requesting Shareholder a certificate signed by Board stating that the Company is deferring such filing, or suspending the continued use of a Registration Statement, pursuant to this Section 4.01(e) and a general statement of the reason for such deferral or suspension, as the case may be, and an approximation of the anticipated delay.  The Company may defer the filing, or suspend the continued use of, a particular Registration Statement pursuant to this Section 4.01(e) no more than twice in any twelve month period; provided, that there must be an interim period of at least sixty (60) days between the end of one deferral or suspension period and the beginning of a subsequent deferral or suspension period.  In the event the Company exercises its rights under this Section 4.01(e), the Company shall, within ten (10) days following receipt by the holders of Registrable Securities of the notice of deferral or suspension, as the case may be, update the deferred or suspended Registration Statement as may be necessary to permit the holders of Registrable Securities to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable law.

Section 4.02.   Piggyback Registration.

(a)        If the Company proposes to register any Equity Securities under the Securities Act (whether for itself or otherwise in connection with a sale of securities by another Person (including a Demand Registration by a Sponsor), but other than (i) in connection with a Shelf Registration and any resale of Registrable Securities by a Sponsor pursuant to a Shelf Registration, which shall be governed by the terms of Section 4.03, (ii) a registration on a Form S-4 in connection with a direct or indirect acquisition by the Company of another Person, (iii) a registration on a Form S-8, or (iv) the IPO (unless the Sponsors are participating therein as selling equityholders), the Company shall at each such time give prompt written notice at least ten (10) days prior to the anticipated filing date of the Registration Statement relating to such registration to each Shareholder holding Registrable Securities hereunder, which notice shall set forth such Shareholder’s rights under this Section 4.02 and shall offer such Shareholder the opportunity to include in such Registration Statement all or any portion of the Registrable Securities held by such Shareholder (a “Piggyback Registration”), subject to the restrictions set forth herein, including the second to last proviso in Section 4.01(a)(ii) above.  Upon the request of any such Shareholder made within ten (10) days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Shareholder), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Shareholders (subject to the last proviso of Section 4.01(a)(ii) above) with rights to require registration of Registrable Securities hereunder, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided, that if such registration involves a Public Offering, all such Shareholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 4.05(f) on the same terms and conditions as apply to the Company or any other selling equityholders; provided,  however, that no such Person shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (i) such Person’s ownership of his, her or its Registrable

Securities to be transferred free and clear of all liens, claims, and encumbrances, (i) such Person’s power and authority to effect such transfer, and (ii) such matters pertaining to compliance with securities laws by such Person as may be reasonably requested; provided,  further, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto, and provided,  further, that such liability will be limited to, the net proceeds received by such Person from the sale of his, her or its Registrable Securities pursuant to such registration.  If, at any time after giving notice of its intention to register any Registrable Securities pursuant to this Section 4.02(a) and prior to the effective date of the Registration Statement filed in connection with such registration, the Company or the initiating holders, as applicable, shall decide for any reason and in its sole and absolute discretion not to register such securities, the Company shall give notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.  No registration effected under this Section 4.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 4.01.  The Company shall be liable for and pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.

(b)        If a Piggyback Registration involves a Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 4.01(d) shall apply) and the managing underwriter advises the Company that, in its view, the number of Registrable Securities that the Company and all selling equityholders propose to include in such registration exceeds the largest number of Registrable Securities that can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold (the “Piggyback Maximum Offering Size”), the Company shall include in such registration, in the following priority, up to the Piggyback Maximum Offering Size:

(i)    first, such number of Registrable Securities proposed to be registered for the account of the Company, if any, as would not cause the offering to exceed the Piggyback Maximum Offering Size; and

(ii)    second, all Registrable Securities requested to be included in such registration by any Shareholders pursuant to this Section 4.02 (the Registrable Securities in this clause (ii) allocated, if necessary for the offering not to exceed the Piggyback Maximum Offering Size, pro rata among such Shareholders based on their relative number of Registrable Securities requested to be included in the Piggyback Registration).

Section 4.03.   Shelf Registration.

(a)        At any time after the 12 month anniversary of the consummation by the Company of the IPO, upon receipt of a written request (the “Shelf Request”) from either or both Sponsors (for themselves and their respective Co-Invest Vehicles) that the Company file a “shelf” Registration Statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration”) on Form S-3 (or any successor form to Form S-3, or any similar short-form registration statement), covering the resale of Registrable Securities, the reasonably anticipated gross proceeds from all resales covered thereunder of which would exceed $25,000,000, the Company shall (i) within five

(5) days of the receipt by the Company of such notice, give written notice of such proposed registration to any non-requesting Sponsor, and (ii) use its reasonable best efforts, consistent with the terms of this Agreement, to cause the Shelf Registration to be filed with the SEC as soon as practicable (but in no event later than thirty (30) days following its receipt of the Shelf Request) and to include all Registrable Securities held by such requesting Sponsor to be registered on such form for the offering together with all or such portion of the Registrable Securities of any non-requesting Sponsor joining in such request as are specified in a written request received by the Company within ten (10) days after receipt of such written notice from the Company and (iii) use its reasonable best efforts, consistent with the terms of this Agreement, to cause such Shelf Registration to be declared effective by the SEC as soon as possible.  As soon as reasonably practicable after the IPO, the Company will use its reasonable best efforts, consistent with the terms of this Agreement, to qualify for and remain eligible to use Form S-3 registration or a similar short-form registration.  The provisions of Section 4.05 shall be applicable to each sale of Registrable Securities from a Shelf Registration initiated under this Section 4.03 and any subsequent resale of Registrable Securities pursuant thereto; provided, that the gross proceeds from such sales equal at least $25,000,000.

(b)        In connection with any proposed firmly underwritten resale of Registrable Securities, including by underwritten “block trade”, which is not pursuant to a Demand Registration under Section 4.01 and with respect to which such Shelf Registration is expressly being utilized to effect such resale (an “Underwritten Shelf Take-down”) pursuant to a Shelf Registration, each Sponsor agrees, in an effort to conduct any such Underwritten Shelf Take-Down in the most efficient and organized manner, to coordinate with the other Sponsor participating in such Shelf Take-Down prior to initiating any sales efforts and cooperate with such other Sponsor as to the terms of such Underwritten Shelf Take-Down, including the aggregate amount of securities to be sold and the number of Registrable Securities to be sold by each participating Sponsor.  In furtherance of the foregoing, the Company shall give prompt notice to the non-initiating Sponsor (if such Sponsor’s Registrable Securities are included in the Shelf Registration) of the receipt of a request from the initiating Sponsor (whose Registrable Securities are included in the Shelf Registration) of a proposed Underwritten Shelf Take-Down under and pursuant to the Shelf Registration and, notwithstanding anything to the contrary contained herein, will provide such non-initiating Sponsor a period of two (2) Business Days to participate in such Underwritten Shelf Take-Down, subject to the terms negotiated by and applicable to the initiating Sponsor and subject to “cutback” limitations set forth in Section 4.01(d) as if the subject Underwritten Shelf Take-Down was being effected pursuant to a Demand Registration.  All such Sponsors electing to be included in an Underwritten Shelf Take-down must sell their Registrable Securities to the underwriters selected as provided in Section 4.05(f) on the same terms and conditions as apply to any other selling equityholders; provided,  however, that no such Person shall be required to make any representations or warranties, or provide any indemnity, in connection with any such registration other than representations and warranties (or indemnities with respect thereto) as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws by such Person as may be reasonably requested; provided,  further,  however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto, and provided,  further, that such liability will be limited to the net proceeds received by such Person from the sale of his, her or its Registrable Securities pursuant to such registration.

(c)        The Company shall be liable for and pay all Registration Expenses in connection with each Shelf Registration, regardless of whether such Shelf Registration is effected, and any Underwritten Shelf Take-Down; provided, that holders of Registrable Securities shall each pay their pro rata portion of all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, but fees and disbursements of their respective counsel shall be borne and paid by the Company as a Registration Expense.

(d)        Notwithstanding anything to the contrary contained herein, no Management Shareholder will be entitled to participate with respect to any shelf registration effected pursuant to this Section 4.03 or with respect to any resales of securities pursuant to any shelf registration.  For the avoidance of doubt, this Section 4.03(d) shall not apply to any Management Shareholder to the extent of any such Person’s interests held in a Co-Invest Vehicle.

Section 4.04.   Lock-Up Agreements.

(a)        In connection with each underwritten Public Offering, including any Underwitten Shelf Take-down, and if reasonably requested by the applicable managing underwriter, each of the Company and the Shareholders agree not to effect any public sale or private offer or distribution (other than a distribution-in-kind pro rata to all shareholders, limited partners or members, as the case may be, of such Shareholder) of any Registrable Securities during the ten (10) days prior to the consummation of such Public Offering and during such time period after the consummation of such Public Offering, not to exceed ninety (90) days (one-hundred and eighty (180) days in the case of the IPO (the “IPO Lock-Up Period”)) as may be requested by the managing underwriter; provided, that such lock-up agreements are also required from all directors and executive officers and from all Shareholders who hold at least five percent (5%) of the Registrable Securities; provided,  further, that each such director, executive officer or Shareholder referenced in the foregoing proviso, shall enter into such lock-up agreements if so required.  Notwithstanding the foregoing, this Section 4.04 shall not apply to any sale by a Shareholder or a director or officer of a Shareholder of Equity Securities acquired in open market transactions or block purchases by such Shareholder or its Affiliates subsequent to the IPO or with respect to any Rule 10b5-1 sale program approved by the Board for the benefit of any director or officer of the Company.  Any discretionary waiver or reduction of the requirements under the foregoing provisions made by the Company or the applicable lead managing underwriters shall apply to each Shareholder on a pro rata basis.

(b)        Notwithstanding anything herein to the contrary, if the Company shall, at any time, register under the Securities Act an offering and sale of Registrable Securities held by the Shareholders for sale to the public pursuant to an underwritten Public Offering, the Company shall not, without the prior written consent of the lead underwriters for such offering, effect any public sale or distribution of securities similar to those being registered, or any securities convertible into or exercisable or exchangeable for such securities, for such period as shall be determined by the lead underwriters and that is for the same period and on substantially similar terms as agreed to by the Sponsors.

(c)        At any time following the IPO, either Sponsor that, together with its Affiliates, holds less than five percent (5%) of the then outstanding vested Equity Securities may elect (on behalf of itself and its Affiliates (collectively, the “Withdrawing Holders”), by written notice to the Company, to withdraw from the provisions of this ARTICLE 4 and as a result of such withdrawal, such Withdrawing Holders shall no longer be entitled to the rights, nor be subject to the obligations, of Section 4.01 through Section 4.12 and the Equity Securities held by the Withdrawing Holders shall conclusively be deemed thereafter not to be “Registrable Securities” under this Agreement.  No withdrawal pursuant to this Section 4.04(c) shall release or limit any Withdrawing Holder from its indemnification and contribution rights and obligations, if any, pursuant to Section 4.06,  Section 4.07,Section 4.08 and Section 4.09 herein.

Section 4.05.  Registration Procedures.  Whenever any Shareholders request that any Registrable Securities be registered pursuant to Section 4.01,  Section 4.02 or Section 4.03 hereof, subject to the provisions of such Sections, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a)        The Company shall, as expeditiously as possible, and, if the Company is not qualified for the use of Form S-3, no later than thirty (30) days from the date of receipt by the Company of the written request, prepare and file with the SEC a Registration Statement on any form for which the Company then qualifies and the managing underwriter, if any, and the holders of a majority of the Registrable Securities to be registered thereunder shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed Registration Statement to become and remain effective for a period of not less than one-hundred and eighty (180) days or in the case of a Shelf Registration, not less than two years (or such shorter period in which all of the Registrable Securities of the Registering Shareholders included in such registration statement shall have actually been sold thereunder); provided,  however, that such one-hundred and eighty (180) day period or two year period, as applicable, shall be extended for a period of time equal to the period any Shareholder refrains from selling any securities included in such registration at the request of an underwriter and in the case of any Shelf Registration, subject to compliance with applicable SEC rules, such two year period shall be extended, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold.

(b)        Prior to filing a Registration Statement or prospectus or any amendment or supplement thereto, the Company shall furnish to each participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter the Company shall furnish to such Shareholder and underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Shareholder.

(c)        After the filing of the Registration Statement, the Company shall (i) promptly notify each Shareholder holding Registrable Equity Securities covered by such Registration Statement of the time when such Registration Statement has been declared effective or a supplement or amendment to any prospectus forming a part of such Registration Statement has been filed, (ii) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act and shall incorporate such information as the managing underwriter or underwriters and each of the Sponsors agree should be included therein relating to the plan of distribution; provided, that in the event the Registrable Securities being sold for either of the Sponsors are less than 50% of the Registrable Securities of the other Sponsor, then the agreement of the Sponsor who holds such lesser amount of Registrable Securities being sold, shall not be required under this Section 4.05(c), (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Registering Shareholders thereof set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each Registering Shareholder holding Registrable Securities covered by such Registration Statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d)        The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Shareholder holding such Registrable Securities reasonably (in light of such Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Securities owned by such Registering Shareholder; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.05(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e)        The Company shall immediately notify each Registering Shareholder holding such Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Registering Shareholder and file with the SEC any such supplement or amendment.

(f)        Except for a Demand Registration and Underwritten Shelf Take-down, the Board shall have the right to select the underwriter or underwriters in connection with any Public Offering.  In connection with the offering of Registrable Securities pursuant to a Demand Registration or Underwritten Shelf Take-down, the holders of a majority of the Registrable

Securities to be registered in a Demand Registration or Underwritten Shelf Take-down shall select the underwriter or underwriters.  In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form, provided that the scope of the indemnity contained in such underwriting agreement on the part of the selling Shareholders is not more extensive than the indemnity described in Section 4.07 hereof), provided that such agreements are consistent with this Agreement, and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.  The Company shall make such representations and warranties to the holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings and take any other actions as the Sponsors, or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities.  Each Shareholder participating in such underwriting shall also enter into such agreement, provided that the terms of any such agreement are consistent with this Agreement.

(g)        Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Registering Shareholder and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 4.05 and any attorney, accountant or other professional retained by any such Registering Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement.  Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by law.  Each Shareholder agrees that at the time that such Shareholder is a Registering Shareholder, information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in Equity Securities unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h)        The Company shall cause to be furnished to each Registering Shareholders and to each such underwriter, if any, a signed counterpart, addressed to such Registering Shareholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Shareholders or the managing underwriter therefor reasonably requests.

(i)         The Company shall otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.  The Company shall cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings to be made with FINRA.

(j)         The Company may require each such Registering Shareholder, by written notice given to each such Registering Shareholder not less than ten (10) days prior to the filing date of such Registration Statement, to promptly, and in any event within seven (7) days after receipt of such notice, furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.  Each holder of Registrable Securities agrees to furnish such information to the Company and cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(k)       Each Shareholder agrees that at the time that such Shareholder is a Registering Shareholder, upon receipt of any written notice from the Company of the occurrence of any event requiring the preparation of a supplement or amendment of a prospectus relating to the Registrable Securities covered by a registration statement that is required to be delivered under the Securities Act so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or to make the statements therein not misleading, such Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder’s receipt of the copies of a  supplemented or amended prospectus, and, if so directed by the Company, such Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective (including the period referred to in Section 4.05(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.05(e) to the date when the Company shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 4.05(e).

(l)         The Company shall use its reasonable best efforts to list all Registrable Securities covered by such Registration Statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded and if none of the Registrable Securities are so listed, on any securities exchange or quotation system on which similar securities issued by the Company are then listed, and if no such similar securities are listed, on any national securities exchange.

(m)       The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other reasonable actions to obtain ratings for any Registrable Securities and (iii)

otherwise use their reasonable best efforts to cooperate as requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

Section 4.06.    Indemnification by the Company.  The Company shall indemnify and hold harmless each Shareholder, its officers, directors, employees, managers, members, partners and agents, and each Person, if any, who controls any such Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary or free writing prospectus, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or caused by or related to any violation or alleged violation of the Securities Act or Exchange Act, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made in reliance upon and in conformity with information furnished in writing to the Company by such Shareholder or on such Shareholder’s behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the Company has provided such prospectus to such Shareholder and it was the responsibility of such Shareholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages.

Section 4.07.   Indemnification by the Participating Shareholders.  Each Shareholder, at the time that such Shareholder is a Registering Shareholder holding Registrable Securities included in any Registration Statement agrees, severally but not jointly, to indemnify and hold harmless from and against all Damages the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (i) with respect to information furnished in writing to the Company by such Shareholder or on such Shareholder’s behalf expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Shareholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was available to such Shareholder and would have cured the defect giving rise to such Damages.  As a condition to including Registrable Securities in any Registration Statement filed in accordance with Section 4.01 through Section 4.12, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.  No Shareholder shall be liable under this Section 4.06 for any Damages in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate.

Section 4.08.   Conduct of Indemnification Proceedings.  If any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Party in respect of which indemnity may be sought pursuant to Section 4.01 through Section 4.12, such Indemnified Party shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Damages (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 4.09.   Contribution.

(a)        If the indemnification provided for in Section 4.06 to Section 4.08 is unavailable to the Indemnified Parties or insufficient in respect of any Damages (other than by reason of the exceptions provided herein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages, as between the Company on the one hand and each such Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and of each such Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)        The Company and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 4.09 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 4.09, no Shareholder shall be required to contribute any amount in excess of the amount by which the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate exceeds the amount of any Damages that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Subject to the foregoing and as among the Shareholders, each Shareholder’s obligation to contribute pursuant to this Section 4.09 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Registering Shareholders and not joint.

Section 4.10.   Cooperation by the Company.  With a view to making available to the Shareholders the benefits of certain rules and regulations of the SEC that may at any time permit the sale of securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)        make and keep public information available, as those terms are defined in Rule 144, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b)        file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c)        furnish to any Shareholder, so long as such Shareholder owns any Registrable Securities, upon request by such Shareholder, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for a Public Offering), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Shareholder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Shareholder to sell any such securities without registration; and

(d)        upon the reasonable request of any Shareholder, and subject always to the fiduciary duties of the directors to the Company and to applicable law, instruct the transfer agent in writing that it shall rely on the written legal opinion of such Shareholder’s counsel, and that the transfer agent shall act in accordance with the reasonable written instructions of such Shareholder’s counsel, with respect to any transfer of Equity Securities.

Section 4.11.   Restriction on Company Grants of Subsequent Registration Rights.  So long as any Sponsor holds any Registrable Securities in respect of which registration rights provided for in Section 4.01 of this Agreement remain in effect, the Company will not, directly or indirectly, without the Requisite Consent, grant to any Person or agree to otherwise become obligated in respect of (i) the rights of registration in the nature or substantially in the nature of those set forth in Section 4.01 of this Agreement that would have priority over or parity with the Registrable Securities with respect to the inclusion of such securities in any registration or (ii) demand registration rights exercisable prior to such time as the Sponsors can first exercise their rights under Section 4.01.

Section 4.12.   Assignment of Registration Rights.  Following the IPO, the registration rights granted pursuant to Section 4.01 through Section 4.11 shall not be assignable, except to a Permitted Transferee.

ARTICLE 5

ACCOUNTING AND TAX MATTERS

Section 5.01.   Books and Records; Financial Reports.  At all times during the existence of the Company, the Company shall maintain, at its registered office, books of account for the Company.  Subject to reasonable confidentiality restrictions and other reasonable standards, in each case established by the Board, and subject at all times to the fiduciary duties of the directors and officers of the Company and to applicable law, the Company shall, and shall cause its and its Subsidiaries’ officers, directors, employees, auditors and other agents to, for as long as any Sponsor’s Relative Ownership Percentage is at least ten percent (10%), (a) afford the officers, employees, auditors and other agents of such Sponsor, during normal business hours and upon reasonable written notice to the Company, reasonable access and consultation rights at all reasonable times to the officers, auditors, legal counsel of the Company and its Subsidiaries, employees, properties, offices, plants and other facilities of the Company’s Subsidiaries, and to all books and records of the Company and its Subsidiaries, and (b) afford such Sponsor the opportunity to discuss the Company’s and its Subsidiaries’ affairs, finances and accounts with the officers of the Company and its Subsidiaries from time to time as each such Sponsor may reasonably request and such officers shall give due consideration to any advice or views provided by such Sponsor.

Section 5.02.   Tax Returns.  The Board, at the expense of the Company, shall cause Osmotica Holdings S.C.SP., a special limited partnership (société en commandite spéciale) pursuant to the Luxembourg law dated 10 August 1915 on commercial companies (art. 22-1 et seq., as amended from time to time) (“LuxCo”) to endeavor to cause the preparation and timely filing (including extensions) of all tax returns for any period prior to the Effective Time.  Each Shareholder shall furnish to the Company all pertinent information in its possession that is necessary to enable LuxCo’s tax returns to be prepared and filed.

Section 5.03.  Accounting Methods; Elections.  The Board shall cause LuxCo to determine the accounting methods and conventions to be used in the preparation of LuxCo’s tax returns and shall cause LuxCo to make any and all elections under the tax laws of the United States and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of LuxCo, or any other method or procedure related to the preparation of LuxCo’s tax returns, in each case, for any period prior to the Effective Time; provided,  however, that the Company shall elect to be classified as an association taxable as a corporation pursuant to United States Treasury Regulations Section 301.7701-3(a) for United States federal and applicable state and local income tax purposes, and none of the Board, the Shareholders or LuxCo shall take any action inconsistent therewith.

Section 5.04.   United States Federal Income Tax Classification.  The Shareholders intend, and the Company shall cause LuxCo, not to take any position inconsistent with, treating LuxCo  as an association taxable as a corporation for United States federal, state and local income and franchise tax purposes for any period prior to the Effective Time.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

Section 6.01.   Confidentiality.

(a)        Each Shareholder agrees that it shall (and shall cause its Affiliates, and its and their officers, directors, employees, partners, legal counsel, accountants, tax advisors, agents and representatives (collectively, the “Confidentiality Affiliates”) to) (i) hold confidential and not disclose (other than by a Shareholder to its Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), without the prior approval of the Board, all confidential or proprietary written, recorded or oral information or data (including research, developmental, engineering, manufacturing, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know how and computer programming and other software techniques) provided or developed by the Company and any of its Subsidiaries, another Shareholder or its Confidentiality Affiliates in connection herewith or with the Business, whether such confidentiality or proprietary status is indicated orally or in writing or in a context in which any of the Company and any of its Subsidiaries or the disclosing Shareholder or any of their Confidentiality Affiliates reasonably communicated, or the receiving Shareholder or its Confidentiality Affiliates should reasonably have understood, that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”) and (ii) use such Confidential Information only for the purposes of performing its obligations hereunder to which it is a party and carrying on the business of the Company and monitoring its investment in the Company; provided,  however, that Shareholders may disclose any such Confidential Information on a confidential basis to (x) current and prospective lenders in connection with a loan or prospective loan to the Company, after such lender has entered into a non-disclosure agreement reasonably acceptable to the Board, (y) and, in connection with a Transfer of Equity Securities in the Company permitted under this Agreement, to prospective purchasers of such Equity Securities, after such prospective purchaser has entered into a non-disclosure agreement reasonably acceptable to the Board, as well as to such prospective purchaser’s legal counsel, auditors, agents and representatives, and (z) to the Sponsor’s respective Co-Invest Vehicles and to the members of such Co-Invest Vehicles; provided,  further, that any Person to which a Sponsor discloses Confidential Information pursuant to clause (z) shall be deemed a Confidentiality Affiliate of such Sponsor.  Notwithstanding the foregoing, the Avista Shareholder may disclose any such Confidential Information on a confidential basis to limited partners or prospective limited partners or investors of the Avista Shareholder or its Confidentiality Affiliates (including any prospective investors in one of its Co-Invest Vehicles), subject to such limited partners or prospective limited partners or investors having an obligation or having agreed to, maintain the confidentiality of any such Confidential Information; provided,  however, that the Avista Shareholder shall not (and shall cause its Confidentiality Affiliates and its limited partners or prospective limited partners or investors of such Shareholder or its Confidentiality Affiliates not to) disclose any Confidential Information to any Person that is a Company Competitor.  Each Shareholder agrees that it shall be responsible and liable for any breach of this Section 6.01 by its Confidentiality Affiliates and its limited partners or prospective limited partners or investors of such Shareholder or its Confidentiality Affiliates (as if such Confidentiality Affiliates, limited partners or prospective limited partners or investors were parties to and bound by the provisions of this Section 6.01 by which such Shareholder is bound), and that, subject to the fiduciary duties of the directors of the Company, either Sponsor may direct the Company in its enforcement of such obligations without the need for any consent or approval of the other Sponsor or the Board where the breach or alleged breach involves the other Sponsor or its Confidentiality Affiliates.

(b)        The obligations contained in Section 6.01 shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) was, or becomes through no breach of the receiving Shareholder’s obligations hereunder, known to the public, (ii) becomes known to the receiving Shareholderr or its Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source and the disclosing Shareholder’s or discloser’s Confidentiality Affiliates or a third party, (iii) is independently developed by the receiving Shareholder or its Confidentiality Affiliates, or (iv) is required to be disclosed by law, governmental regulation or applicable legal process; provided, that to the extent permitted by law, such Shareholder shall notify the Company promptly of such request or requirement so that the Company may seek an appropriate protective order or other appropriate relief (it being understood that either Sponsor may direct the Company in such efforts of such obligations without the need for any consent or approval of the other Sponsor or the Board where the other Sponsor or one of its Confidentiality Affiliates is the disclosing party); provided,  further, that in the absence of a protective order or other appropriate relief, such Shareholder shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company shall designate.

Section 6.02.   Directors’ and Officers’ Insurance.  The Company shall purchase, within a reasonable period following the date of this Agreement, and maintain for such periods as the Board shall in good faith determine, at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who after the date of this Agreement is or was a director, manager or officer of the Company or any Subsidiary, or is or was serving at the request of the Board, the Company or any Subsidiary as a director, manager, officer, or agent of another limited company, corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions.  The provisions of this Section 6.02 shall survive any termination of this Agreement.

Section 6.03.   No Exclusive Duty to Company.  In recognition that the Sponsors and their respective Permitted Transferees currently have, and will or may in the future have or will consider acquiring, investments in numerous companies with respect to which the Sponsors (or their Affiliates, associated investment funds, portfolio companies or employees, as applicable) and their respective Permitted Transferees may serve as an advisor, a director or in some other capacity, and in recognition that the Sponsors (or their Affiliates, associated investment funds, portfolio companies or employees, as applicable) and their respective Permitted Transferees may have a myriad of duties to various investors and partners, and in anticipation that the Company, on the one hand, and a Sponsor (or their Affiliates, associated investment funds, portfolio companies or employees, as applicable) and its Permitted Transferees on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront the Sponsors and their respective Permitted Transferees in determining the full scope of its duties in any particular situation, subject to and to the fullest extent permitted by applicable law, the provisions of this Section 6.03 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Sponsors and their respective Permitted Transferees.  Subject to and to the full extent permitted by law, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provision of law or equity or otherwise, except as a Sponsor may otherwise agree in writing after the date hereof:

(a)        the Sponsors (or their one or more Affiliates, associated investment funds, portfolio companies or employees, as applicable) and their respective Permitted Transferees will have the right:

(i)    to directly or indirectly engage in any business (including any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Sponsors or any of its Subsidiaries) or invest, own or deal in equity securities of any other Person so engaged in any business;

(ii)    to directly or indirectly do business with any client or customer of the Sponsors or any of its Subsidiaries;

(iii)    to take any other action that a Sponsor (or their Affiliates, associated investment funds, portfolio companies or employees, as applicable) and its Permitted Transferees believe in good faith is necessary or appropriate to fulfill their obligations as described in the first sentence of this Section 6.03; and

(iv)    not to present potential transactions, matters or business opportunities to the Company or any of its Subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(b)        the Sponsors (or their Affiliates, associated investment funds, portfolio companies or employees, as applicable) and their respective Permitted Transferees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Subsidiaries or to refrain from any actions specified in Section 6.03(a), and the Company, on their own behalf and on behalf of their respective Affiliates, hereby renounces and waives any right to require the Sponsors (or their Affiliates, associated investment funds, portfolio companies or employees, as applicable) and their Permitted Transferees to act in a manner inconsistent with the provisions of this Section 6.03.

(c)        the Sponsors (or their Affiliates, associated investment funds, portfolio companies or employees, as applicable) and their respective Permitted Transferees shall not be liable to the Company or any of its Subsidiaries for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6.03 or by reason of its or their participation therein.

ARTICLE 7

MISCELLANEOUS

Section 7.01.   Binding Effect; Assignability; Benefit.

(a)        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.  Any Shareholder that ceases to beneficially own any Equity Securities shall cease to be bound by the terms hereof (other than as expressly set forth herein or with respect to Section 6.01 or ARTICLE 7).

(b)        Other than as expressly set forth herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Equity Securities or otherwise.

(c)        Except for Section 4.06,  Section 4.08,  Section 4.09,  Section 4.09,  Section 6.02,  Section 6.03,  Section 7.04,Section 7.05,Section 7.06 and Section 7.07, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.02.   Notices.

(a)        In the event a notice or other document is required to be sent hereunder to the Company, the Board, or any Shareholder or legal representative of a Shareholder, such notice or other document shall be made in writing by hand-delivery, registered or certified first-class mail, facsimile, email, or air courier guaranteeing overnight delivery to such party at the following addresses (or at such other address as shall be given in writing by any party to the others):

(i)        in the case of the Company:

Osmotica Pharmaceuticals plc

25 – 28 North Wall Quay

Dublin 1

Ireland

Attention: Chris Klein

Facsimile No.: 908-809-1301

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention: Craig Marcus

Email: Craig.Marcus@ropesgray.com

(ii)       in the case of the Board:

Board of Directors of Osmotica Pharmaceuticals plc

25 – 28 North Wall Quay

Dublin 1

Ireland

Attention: Chris Klein

Facsimile No.: 908-809-1301

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention: Craig Marcus

Email: Craig.Marcus@ropesgray.com

(iii)      if to any Shareholder, to the address, e-mail address or facsimile set forth on the books of the Company or any other address or facsimile number as a party may hereafter specify for such purpose to the Company.

(b)        The Company, the Board, or any Shareholder or their respective legal representatives may effect a change of address for purposes of this Agreement by giving notice of such change to the Company, and the Company shall, upon the request of any such Person, notify the other parties hereto of such change in the manner provided herein.  Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.

(c)        All notices given in accordance with this Section 7.02 shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when sent, if sent via email; when transmission confirmation is received, if sent by facsimile; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 7.03.   Waiver; Amendment; Termination.

(a)        No provision of this Agreement may be waived, amended or otherwise modified except by an instrument in writing executed by (i) the Company and (ii) with the Requisite Consent; provided,  however, that any waiver, amendment or modification that adversely affects Management Shareholders disproportionately as compared to the Sponsors (taking into account and considering the rights of Management Shareholders prior to such amendment or modification), shall require the prior written consent of the holders of a majority of the Ordinary Shares then held by the Management Shareholders; provided,  further, that any waiver, amendment or modification that materially and adversely affects a Shareholder disproportionately as compared to all other Shareholders, shall require the prior written consent of a majority-in-interest of such Shareholders so adversely affected; provided,  further, that no update of any Schedule hereto shall be deemed to constitute an amendment to this Agreement.

(b)        This Agreement shall terminate at such time that there are no Registrable Securities, except for the provisions of Section 4.06,Section 4.06 Section 4.08,  Section 4.08 and Section 4.09 and all of this ARTICLE 7.

Section 7.04.  Non-Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Shareholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement in respect of each Shareholder's obligations under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member or equity holder of any Shareholder or of any Affiliate or assignee thereof (in their capacity as such and not, as the case may be, in their capacity as a director or officer of the Company), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Shareholder or any current or future member or equity holder of any Shareholder or any current or future director, officer, employee, partner or member or equity holder of any Shareholder or of any Affiliate or assignee thereof (in their capacity as such and not, as the case may be, in their capacity as a director or officer of the Company), as such for any obligation of any Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 7.05.   Governing Law; Venue.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and their negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to any of the foregoing, whether arising in law or equity, shall be governed by, and construed in accordance with, the laws of the New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Any legal action or proceeding with respect this Agreement shall be brought in the courts of the United States District Court for the Southern District of New York or any other competent court of the State of New York, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts.  Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Each party agrees that service of process upon such party in any action shall be effective if notice is given in accordance with Section 7.02.

Section 7.06. WAIVER OF JURY TRIAL.  EACH OF THE SHAREHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (INCLUDING COUNTERCLAIMS) RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR RELATIONSHIPS HEREBY CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS HEREUNDER.

Section 7.07.    Specific Enforcement; Cumulative Remedies.  The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

Section 7.08.   Entire Agreement.  This Agreement, together with all agreements referenced to herein and any schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

Section 7.09.   Severability.

(a)        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b)        To the extent the terms of the Constitution or any other constitutive documents of the Company are contradictory to, or inconsistent with, the terms of this Agreement, the terms of this Agreement shall, to the extent permitted by law, supersede such conflicting or inconsistent terms.  All terms of the Constitution and any other constitutive documents not contradictory to, or inconsistent with, the terms of this Agreement shall remain in full force and effect.

Section 7.10.  Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OSMOTICA PHARMACEUTICALS PLC

By:	/s/ Christopher Klein
Name: Christopher Klein
Title: Secretary

[Signature Page to Shareholders Agreement]

ALTCHEM LIMITED

By:	/s/ Georgia Kafkalia
Name: Georgia Kafkalia
Title: Director

[Signature Page to Shareholders Agreement]

ACP HOLDCO (OFFSHORE), L.P.
By: ACP III AIV GP, Ltd.
Its: General Partner

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Director

[Signature Page to Shareholders Agreement]

ACP III AIV, L.P.
By: ACP III AIV GP, Ltd.
Its: General Partner

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Director

[Signature Page to Shareholders Agreement]

ORBIT CO-INVEST I, LLC

By: Avista Capital Partners III GP, L.P.
Its: Manager

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Authorized Representative

[Signature Page to Shareholders Agreement]

ORBIT CO-INVEST III, LLC

By: Avista Capital Partners III GP, L.P.
Its: Manager

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Authorized Representative

[Signature Page to Shareholders Agreement]

ORBIT CO-INVEST A-I LLC

By: Altchem Limited
Its: Manager

By:	/s/ Georgia Kafkalia
Name: Georgia Kafkalia
Title: Director

[Signature Page to Shareholders Agreement]

/s/ Jarret Miller
Jarret Miller

[Signature Page to Shareholders Agreement]

HARPUA, L.L.C

By:	/s/ Andrew Einhorn
Name: Andrew Einhorn
Title: Manager

[Signature Page to Shareholders Agreement]

/s/ Brian Markison
Brian Markison

[Signature Page to Shareholders Agreement]

/s/ JD Schaub
JD Schaub

[Signature Page to Shareholders Agreement]

ALASKA TRUST COMPANY, AS
TRUSTEE OF THE STEVEN SQUASHIC
2013 NON-GRANTOR ALASKA TRUST
DATED SEPTEMBER 11, 2013

By:	/s/ Brandon Cintula
Name: Brandon Cintula
Title: Senior Vice President & Senior Trust Officer

[Signature Page to Shareholders Agreement]

PREMIER TRUST, INC., AS TRUSTEE
OF THE KEVIN HUDY 2013 NON-
GRANTOR NEVADA TRUST DATED
SEPTEMBER 18, 2013

By:	/s/ Brian Simmons
Name: Brian Simmons
Title: Trust Officer

[Signature Page to Shareholders Agreement]

/s/ Christopher Klein
Christopher Klein

[Signature Page to Shareholders Agreement]

/s/ David Purdy
David Purdy

[Signature Page to Shareholders Agreement]

/s/ Rich Buecheler
Rich Buecheler

[Signature Page to Shareholders Agreement]

Annex A

Management Shareholders

1.    Brian Markison

2.    JD Schaub

3.   Alaska Trust Company, as Trustee of the Steven Squashic 2013 Non-Grantor Alaska Trust dated September 11, 2013

4.   Premier Trust, Inc., as Trustee of the Kevin Hudy 2013 Non-Grantor Nevada Trust dated September 18, 2013

5.   Christopher Klein

6.   David Purdy

7.   Rich Buecheler

8.   Jarret Miller

9.   Harpua, L.L.C

[Signature Page to Shareholders Agreement]